Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 83 to Registration Statement No. 811-04861 on Form N-1A of our report dated November 8, 2013 relating to the financial statements and financial highlights of Fidelity Money Market Central Fund, a fund of Fidelity Garrison Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended September 30, 2013, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Informationl, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts

November 25, 2013